Exhibit 10.13

BankFIRST

SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is made and entered into this   4th   day of   January   , 2002, by and between BankFIRST, a state-chartered commercial bank located in Winter Park, Florida (the “Company”), and THOMAS P. ABELMANN (the “Executive”) .

This Agreement shall append the Split Dollar Endorsement entered into on   January 4th   , 2002, or as subsequently amended, by and between the aforementioned parties.

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive’s life. The Company will pay life insurance premiums from its general assets.

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1 “Change of Control” means: (i) a purchase within a twelve month period of more than 50% of the outstanding voting securities of the Company by a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934; (ii) a merger or consolidation of the Company with another bank or corporation, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of the Company, that results in less than 50 % of the outstanding voting securities of the Company surviving the merger or consolidation and the existing Company shareholders own less than 50% of the outstanding voting securities of the surviving company; or (iii) a sale of more than 75 % of the Company’s assets to another bank or corporation which is not a wholly owned subsidiary or which is not controlled (by ownership of 50% or more of the outstanding voting securities) by the existing shareholders of the Company. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(l)(I) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934. Voting securities which are acquired as a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non- Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Subsidiary”)(ii) the Company or its Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined).

1.1 “Disability” means, if the Executive is covered by a Company sponsored long-term disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive’s normal duties for the Company. As a condition to a determination of Disability under this Agreement, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate.

1.2 “Insurer” means Clarica Life Insurance Company.

1.3 “Policy” means insurance policy no. 641291 issued by the Insurer.

1.4 “Insured” means the Executive.

1.5 “Normal Retirement Age” means the earliest of the Executive’s 65th birthday, the date of Termination of Employment on account of Disability or the date of a Change of Control.

1.6 “Termination of Employment” means that the Executive ceases to be employed by the Company.

Article 2

Policy Ownership/Interests

2.1 Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the direct beneficiary of an amount of death proceeds equal to the greater of: a) the cash surrender value of the policy, b) the aggregate premiums paid on the Policy by the Company less any outstanding indebtedness to the Insurer or c) the total death proceeds less the amount of $150,000.

2.2 Executive’s Interest. The Executive shall have the right to designate the beneficiary of any remaining death proceeds of the Policy. The Executive shall also have the right to elect and change settlement options that maybe permitted. Provided, however, the Executive, the Executive’s transferee or the Executive’s beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this section 2.2 upon the Executive’s Termination of Employment prior to Normal Retirement Age.

2.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive’s transferee the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

2.4 Comparable Coverage. Upon Termination of Employment after the Executive’s Normal Retirement Age, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Executive’s interest in the Policy, unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

Article 3

Premiums

3.1 Premium Payment. The Company shall pay any premiums due on the Policy.

3.2 Imputed Income. The Company shall impute income to the Executive in an amount equal to the current term rate for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

3.3 Cash Payment. If Termination of Employment occurs on or after the Normal Retirement Age, the Company shall thereafter annually pay to the Executive an amount equal to the income tax on the current term rate imputed to the Executive, grossed up for the income taxes attributable to the reimbursement, until the earlier of the death of the Executive or the date the Policy is no longer owned by the Company. In calculating the cash payments due from the Company, the Company shall use the Executive’s highest actual marginal income tax bracket for the calendar year immediately preceding the payment to the Executive.

Article 4

Assignment

The Executive may assign without consideration all interests in the Policy and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive’s interest in the Policy, then all of the Executive’s interest in the Policy and in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Agreement.

Article 5

Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6

Claims Procedure

6.1 Claims Procedure. The Company shall notify the Executive, the Executive’s transferee or beneficiary, or any other party who claims a right to an interest under this Agreement (the “Claimant’) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-clay period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. However, unless otherwise agreed to by the Company and the Executive, this Agreement will automatically terminate upon the Executive’s Termination of Employment prior to Normal Retirement Age.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, their beneficiaries; survivors, executors, administrators and transferees, and any Policy beneficiary”

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain a Executive or employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an Executive nor interfere with the Executive’s right to terminate service at any time.

8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Florida, except to the extent preempted by the laws of the United States of America.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

8.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Interpreting the provisions of the Agreement;

(b) Establishing and revising the method of accounting for the Agreement;

(c)Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.8 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:	COMPANY:

/S/Thomas Abelmann	By	/S/James T. Barnes, Jr.
THOMAS P. ABELMANN	Title	Chairman